Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Pioneer Southwest Energy Partners L.P. and in the related Prospectus (collectively, the “Registration Statement”) of all references to our firm and information from our audit letter dated February 9, 2012, included in or made a part of the Annual Report on Form 10-K of Pioneer Southwest Energy Partners L.P. for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

August 17, 2012